STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1996-5



                               TERMS AGREEMENT
                               ---------------



                                                     Dated: December 23, 1996





To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of December 1, 1996 (the "Trust Agreement").

Re:  Underwriting Agreement  Standard Terms dated  as of April 16,  1996 (the
     "Standard   Terms,"  and  together   with  this  Terms   Agreement,  the
     "Agreement").

Series Designation:  Series 1996-5.
------------------

Terms of the Series 1996-5 Certificates:  Structured Asset Securities
---------------------------------------
Corporation, Series 1996-5 Mortgage Pass-Through Certificates, Class A1, Class A2, Class B1, Class B2, Class B3, Class B4, Class R1 and Class R2 (the "Certificates") will evidence, in the aggregate, all of the beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of adjustable rate, fully amortizing, conventional and FHA/VA, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A2, Class R1 and Class R2 Certificates (collectively, the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 33-99598.
----------------------

Certificate Ratings:  It is a condition of Closing that at the Closing Date
-------------------
the Class A1, Class R1 and Class R2 Certificates be rated "AAA" by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and "Aaa" by Moody's Investors Service ("Moody's"), and that the Class A2 Certificates be rated "AAAr" by S&P and "Aaa" by Moody's.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to
-------------------------------------
Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including December 25, 1996 in the case of the Class A1 and Class A2 Certificates, and the Cut-off Date, in the case of the Class R1 and Class R2 Certificates, up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  December 1, 1996
------------

Closing Date:  10:00 A.M., New York time, on or about December 27, 1996.  On
------------
the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                   LEHMAN BROTHERS INC.


                                   By:  /s/ John Paul Graham
                                        -------------------------
                                        Name:  John Paul Graham
                                        Title: Vice President


Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By:  /s/ Prue Larocca
     -----------------------------
     Name:  Prue Larocca
     Title: Senior Vice President


                                Schedule 1 (1)
                                --------------


                 Initial
               Certificate        Certificate        Purchase
                Principal           Interest           Price
Class           Amount(1)             Rate          Percentage
-----          -----------        -----------       ----------


Class A1       $166,8869,000.00      (2)              100.125%
Class A2            (3)              (2)                0.250%
Class R1                 100.00      (2)              100.000%
Class R2                 100.00      (2)              100.000%


________________________________
(1) Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Prospectus, dated May 21, 1996, as supplemented by the Prospectus Supplement, dated December 23, 1996.
(2) Interest will accrue on the Offered Certificates at the applicable per annum rate described in the Prospectus Supplement.
(3) The Class A2 Certificates will have no Certificate Principal Amount and will accrue interest on a Notional Amount equal, as to any Distribution Date, to the Class Certificate Principal Amount of the Class A1 Certificates for such date.